UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 27, 2019

CHOICE HOTELS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13393	52-1209792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Choice Hotels Circle, Suite 400, Rockville, Maryland	20850
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (301) 592-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, Par Value $0.01 per share	CHH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On November 27, 2019, Choice Hotels International, Inc. (the “Company”) closed its sale of $400 million aggregate principal amount of its 3.700% Senior Notes due 2029 (the “Senior Notes”).

The Senior Notes were issued pursuant to a Third Supplemental Indenture, dated as of November 27, 2019, between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”) to the indenture dated as of August 25, 2010 (together, the “Indenture”) between the Company and the Trustee.

The Senior Notes bear interest at the fixed rate of 3.700% per year and mature on December 1, 2029. Interest on the Senior Notes is payable semi-annually on June 1 and December 1 of each year, commencing on June 1, 2020. The Company may redeem the Senior Notes, in whole or in part, at any time prior to their maturity at the redemption price described in the Indenture, which includes a make-whole premium. If the Senior Notes are redeemed on or after September 1, 2029, (three months prior to the applicable maturity date), the redemption price will be equal to 100% of the principal amount of the Senior Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date. Additionally, at the option of the holders of the Senior Notes, the Company may be required to repurchase all or a portion of the Senior Notes of a holder upon the occurrence of a change of control event, as defined in the Indenture, at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest, to the date of repurchase.

The Indenture provides, among other things, that the Senior Notes will be senior unsecured obligations of the Company and rank equal in right of payment to all of the Company’s existing and future unsecured debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the Senior Notes.

The Indenture imposes certain limitations on the ability of the Company and its restricted subsidiaries, as defined in the Indenture, to create or incur liens and to enter into sale and leaseback transactions. The Indenture also imposes certain limitations on the ability of the Company to merge or consolidate with or into any other person (other than a merger of a subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of the property of the Company in any one transaction or series of related transactions.

The Indenture provides for customary events of default which include (subject in certain cases to customary grace and cure periods), among others: nonpayment of principal or interest, breach of covenants or other agreements in the Indenture, defaults in or failure to pay certain other indebtedness, and certain events of bankruptcy or insolvency. Generally, if an event of default occurs, the Trustee or the holders of at least 25% in principal amount of the then outstanding Senior Notes may declare the principal of and accrued interest and premium (if any) on all of the Senior Notes to be due and payable immediately.

Other material terms of the Senior Notes and the Indenture are more fully described in the prospectus supplement, dated November 13, 2019 and filed with the Securities and Exchange Commission (the “Commission”) on November 14, 2019, to the accompanying prospectus filed with the Commission on March 3, 2017, as part of a Registration Statement on Form S-3 (File No. 333-216416). The foregoing description of the terms of the Senior Notes does not purport to be complete and is qualified in its entirety by reference to the Indenture, which is filed as Exhibit 4.1 to the Company’s Form 8-K filed with the Commission on August 25, 2010 and the Third Supplemental Indenture, which is filed as Exhibit 4.1 hereto and incorporated herein by reference.

The Company and its subsidiaries maintain ordinary banking and commercial relationships with the Trustee and its affiliates, for which they receive customary fees.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

The following exhibits are filed herewith:

4.1	Third Supplemental Indenture dated November 27, 2019 among Choice Hotels International, Inc. and Wells Fargo Bank, National Association

4.2	Form of Global Note

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHOICE HOTELS INTERNATIONAL, INC.

/s/ Dominic E. Dragisich
Date: November 27, 2019	Dominic E. Dragisich
Chief Financial Officer